     As Filed with the Securities and Exchange Commission on October 2, 1997
                                                 Registration Number 0-26070

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                   FORM S-8
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                         MOONLIGHT INTERNATIONAL CORP.
            (Exact name of registrant as specified in its charter)


         Delaware                                            13-3859185
(State or other jurisdiction                              (I.R.S. Employer
      of incorporation or                             Identification Number)
         organization)
                              18 Reynolds Street
                       East Norwalk, Connecticut   06855
                            Telephone: 203-854-1000
                   (Address of principal executive offices)

                         Moonlight International Corp.
                     1997 Non-Statutory Stock Option Plan
                           (Full title of the Plan)

                              Gary B. Wolff, P.C.
                               747 Third Avenue
                           New York, New York  10017
                           Telephone: (212) 644-6446
          (Name, address and telephone number of agent for service.)

                         CALCULATION OF REGISTRATION FEE
----------------------------------------------------------------------------------------
  Title of                                Proposed          Proposed
 securities                               maximum           maximum         Amount of
   to be          Amount to be            offering price   aggregate       registration
 registered        registered             per share       offering price        fee
----------------------------------------------------------------------------------------
 Common Stock
$.0001 par value   1,000,000                 $.50           $500,000        $151.52
----------------------------------------------------------------------------------------

                                    PART II

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.  Incorporation of Certain Documents by Reference

The following documents are incorporated by reference in the registration statement:

      (a)   The registrant's latest annual report on Form 10-SB.
      (b) All other reports filed by the registrant pursuant to sections 13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of the year covered by the Form 10-SB referred to in (a) above.
      (c)   Not Applicable.

All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment to the registration statement which indicates that all of the shares of common stock offered have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in the registration statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.  Description of Securities.

The registrant is authorized to issue Twenty Five Million (25,000,000) shares of Common Stock. The par value of each of said shares is $.0001. All such shares are of one class, which shares of Common Stock has full voting and dividend rights but without cumulative voting rights or any pre-emptive rights.

Item 5.  Interest of Named Experts and Counsel.

Not Applicable

Item 6.  Indemnification of Directors and Officers.

Section 145 of the Delaware Corporation Law of the State of Delaware contains provisions entitling directors and officers of the registrant to indemnification from judgments, fines, amounts paid in settlement and reasonable expenses, including attorney's fees, as the result of an action or proceeding in which they may be involved by reason of being or having been a director or officer of the registrant provided said officers or directors acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Additionally, Articles "Eighth" and "Tenth" of the registrant's Articles of Incorporation (as amended) reads as follows:

            "Eighth: The Corporation shall, to the fullest extend permitted by
      Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-Law, agreement, vote of stockholders or disinterested Directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person."

      "Tenth: No Director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability (i) for any breach of the Director's duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for the payment of unlawful dividends or unlawful stock repurchases or redemptions under Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the Director derived an improper personal benefit.


Item 7.     Exemption from Registration Claimed.

Not applicable

Item 8.  Exhibits.

The exhibits to the registration statement are listed in the Exhibit Index elsewhere herein.

Item 9.  Undertakings.

      (a)   The undersigned registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by section 10(a)(3) of the

                  Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereto) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement;

Provided, however, that paragraph (a)(1)(i) and (a)(1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

            (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (e) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 124c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.


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
      (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES



The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in Zollikon, Country of Switzerland on August 26, 1997.


                                          Moonlight International Corp.


                                                /Werner Heim/
                                          By:  Werner Heim, President



Pursuant to the requirements of the Securities Act of 1933, this registration statement or amendment thereto has been signed by the following persons in the capacities and on the dates indicated.

      Name                                                  Date



     /Werner Heim/                                          Aug. 26, 1997
------------------------------------                        ---------------
Werner Heim, President and Chairman
 of the Board of Directors


    /M. Walter Levine/                                      Aug. 28, 1997
------------------------------------                        ---------------
M. Walter Levine, Secretary-Treasurer
 and Director

                                                            Page in Sequential
Exhibit Index.                                              Number system



(1)         Not Applicable
(2)         Not Applicable
(3)         Not Applicable
(4)         Not Applicable
(5)         Consent and Opinion of Gary B. Wolff, P.C., 747 Third
            Avenue, New York, New York 10017 regarding legality
            of securities registered under this Registration
            Statement and to the references to such attorney
            in the Registration Statement on Form S-8                8
(6)         Not Applicable
(7)         Not Applicable
(8)         Not Applicable
(9)         Not Applicable
(10)        Not Applicable
(11)        Not Applicable
(12)        Not Applicable
(13)        Not Applicable
(14)        Not Applicable
(15)        Not Applicable
(16)        Not Applicable
(17)        Not Applicable
(18)        Not Applicable
(19)        Not Applicable
(20)        Not Applicable
(21)        Not Applicable
(22)        Not Applicable
(23)        Consent of Allen G. Roth, P.A. Certified Public
            Accountant for the Company for years ended
            December 31, 1996 and 1995                               9
(24)        Not Applicable
(25)        Not Applicable
(26)        Not Applicable
(27)        Not Applicable
(28)        Not Applicable
(99)        Not Applicable